EXHIBIT 21.1



     SUBSIDIARIES OF AMBASSADORS INTERNATIONAL, INC.


     1.  Ambassador Programs, Inc., a Delaware corporation

     2.  Ambassador Performance Improvement, Inc., a Delaware corporation

     3.  The Helin Organization, Inc., a California corporation